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                                  EXHIBIT 4(b)

                                AMENDMENT TO THE

                              ZIONS BANCORPORATION
                          EMPLOYEE STOCK SAVINGS PLAN



         This Amendment to the Zions Bancorporation Employee Stock Savings Plan (the "Plan") is made and entered into this 16th day of December, 1994, by Zions Bancorporation as the "Employer" and Plan Administrator of the Plan.

                              W I T N E S S E T H:

         WHEREAS, the Employer has heretofore created the Plan (which Plan has been amended and restated in its entirety effective for Plan Years commencing on or after January 1, 1989), and
         WHEREAS, the Employer has reserved the right to amend the Plan in whole or in part, and
         WHEREAS, the Employer now desires to amend the Plan in order to comply with the requirements of the Unemployment Compensation Act of 1992 and the Omnibus Budget Reconciliation Act of 1993;
         NOW THEREFORE, in consideration of the foregoing premises and mutual covenants herein contained, the Employer hereby amends the Plan.
1. Each Plan Section and Plan Article identified hereafter is amended as indicated.

SECTION 2.07 IS AMENDED BY ADDING THE FOLLOWING AT THE END THEREOF:

For Plan Years beginning after December 31, 1993, the Plan shall substitute the amount "one hundred fifty thousand dollars ($150,000)" for the amount "two hundred thousand dollars ($200,000)" wherever it appears in this Section. The one hundred fifty thousand dollar amount shall be adjusted each Plan Year as provided in Code Section 401(a)(17)(B).

SECTION 7.01(b)(4) IS AMENDED BY ADDING THE FOLLOWING AT THE END THEREOF:





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         For Plan Years beginning after December 31, 1993, the Plan shall substitute the amount "one hundred fifty thousand dollars ($150,000)" for the amount "two hundred thousand dollars ($200,000)" wherever it appears in this sub-section. The one hundred fifty thousand dollar amount shall be adjusted each Plan Year as provided in Code Section 401(a)(17)(B).

ARTICLE XI IS AMENDED BY ADDING A NEW SECTION 11.03 AT THE END THEREOF TO READ AS FOLLOWS:

         11.03 ELIGIBLE ROLLOVER DISTRIBUTIONS: Notwithstanding any provision of this Plan to the contrary with respect to distributions made on or after January 1, 1993, a Distributee may elect, at the time and in the manner prescribed by the Plan Administrator, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover. For purposes of this Section 11.03 the following definitions shall apply:

         (a) "Eligible Rollover Distribution" shall mean any distribution of all or any portion of the balance to the credit in the Account of the Distributee, except that an Eligible Rollover Distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Code Section 401(a)(9), and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

         (b) "Eligible Retirement Plan" shall mean an individual retirement account described in Code Section 408(a), an individual retirement annuity described in Code Section 408(b), an annuity plan described in Code Section 403(a), or a qualified trust described in Code Section 401(a), that accepts the Distributee's Eligible Rollover Distribution. However, in the case of an





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         Eligible Rollover Distribution to the surviving spouse, an Eligible
         Retirement Plan is an individual retirement account or individual retirement annuity.

         (c) "Distributee" shall mean an Employee or former Employee. In addition, the Employee's or former Employee's surviving spouse and the Employee's or former Employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Code Section 414(p), are Distributees with regard to the interest of the spouse or former spouse.

         (d) "Direct Rollover" shall mean a payment by the Plan to the Eligible Retirement Plan specified by the Distributee.

         2. Unless specifically provided otherwise herein, this Amendment shall be effective December 31, 1994, and for all Plan Years commencing on or after that date and shall apply to all employees who terminate employment on or after that date.

         3.      In all other respects the Plan is ratified and approved.
         IN WITNESS WHEREOF, the parties have caused this Amendment to the Plan to be duly executed as of the date and year first above written.



                                             "EMPLOYER"

                                        ZIONS BANCORPORATION



                                        By:  /S/ Gary L. Anderson
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                                        Its: Senior Vice President







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